Exhibit 99.1

Sino Clean Energy, Inc. Announces Record Second
Quarter 2010 Revenue of $24.1 million and Adjusted
EPS of $0.32

●	Q2 2010 revenues increased 190.4% to $24.1 million; adjusted net income increased 321% to $6.1 million, with adjusted EPS of $0.32
●	Six months 2010 revenue increased 202.4% to $48.7 million; adjusted net income increased 233% to $11 million, with adjusted EPS of $0.64
●	Q2 2010 gross margins increased 540 bps year-over-year to 38.8%
●	Company generated $10.2 million operating cash flow for the first six months of 2010
●	Management to host Earnings Conference Call on August 13, 2010 at 10:00 am ET

XI'AN, China, Aug. 12 -- Sino Clean Energy Inc. (NasdaqGM: SCEI) ("Sino Clean Energy," or the "Company"), a leading producer and distributor of coal-water slurry fuel ("CWSF") in the People's Republic of China ("China"), today announced the Company's unaudited financial results for the second quarter of 2010.

SUMMARY FINANCIALS

Second Quarter 2010 Results
	Q2 2010	Q2 2009	CHANGE
Sales	$24.1 million	$8.3 million	+190.4%
Gross Profit	$9.4 million	$2.8 million	+237.1%
Adjusted Net Income	$6.1 million (1)	$1.45 million (2)	+321.0%
GAAP Net Income	$8.9 million	$0.5 million	+1550.1%
Adjusted EPS	$0.32	$0.15	+113.3%
GAAP EPS (Diluted)	$0.47	$0.05	+840.0%

(1) Excludes non-cash gain of $2.9 million for the changes in fair value of warrants.
(2) Excludes non-cash gain of $1.0 million related to extinguishment of derivative liability, non-cash charges of $1.8 million for the changes in fair value of warrants, and $0.1 million related to the shares of common stock placed in escrow in connection with the Company's September 2008 financing.

Six Months 2010 Results
	2010	2009	CHANGE
Sales	$48.7 million	$16.1 million	+202.4%
Gross Profit	$19.5 million	$5.2 million	+273.9%
Adjusted Net Income	$11.0 million (1)	$3.3 million (2)	+233.3%
GAAP Net Income	$29.4 million	$2.1 million	+1295.2%
Adjusted EPS	$0.64	$0.34	+88.2%
GAAP EPS (Diluted)	$1.71	$0.21	+714.3%

(1) Excludes non-cash gain of $28.4 million related to extinguishment of derivative liability, non-cash charges of $1.4 million for the changes in fair value of warrants, and $8.6 million for amortization of notes discount.
(2) Excludes non-cash gain of $1.0 million related to extinguishment of derivative liability, non-cash charges of $1.2 million for the changes in fair value of warrants, $0.75 million for amortization of notes discount, and $0.2 million related to the shares of common stock placed in escrow in connection with the Company's September 2008 financing.

Second Quarter 2010 Financial Results

Revenue -- Revenue for the second quarter ended June 30, 2010 increased 190.4% to $24.1 million from $8.3 million in the second quarter of 2009, and was driven by increased production capacity from the addition of two new production lines in 2009. The Company's annual production capacity at June 30, 2010 was 850,000 metric tons, reflecting the contribution of the new CWSF production plant in Shengyang with annual output capacity of 300,000 tons, and the 200,000 ton production line added in Tongchuan, Shaanxi province. As of June 30, 2010, Sino Clean Energy had 43 customers under CWSF supply agreements totaling approximately 600,000 metric tons per year, compared to 27 customers totaling approximately 400,000 metric tons of CWSF per year at June 30, 2009.

"We are pleased with our strong growth and operating results for the second quarter of 2010, and expect robust growth to continue during the balance of 2010 due to our increased production capacity, growing demand for coal water slurry fuel in China, and improved market pricing," stated Baowen Ren, Chairman of Sino Clean Energy. "The CWSF market has continued to expand due to growing customer demand for clean and efficient sources of energy and the government's mandate for reduced emissions through improved utilization of coal. CWSF increases burning efficiency and reduces air pollution, coal consumption and coal material costs for end users while generating attractive gross profit margins for energy producers. As a result, we believe we are well-positioned to further drive incremental revenue and earnings growth and will continue to build upon being a leading producer of CWSF in China."

Cost of Goods Sold -- Cost of goods sold was $14.8 million for the second quarter of 2010, compared to $5.5 million for the second quarter of 2009, an increase of 167.0%.

Gross Profit and Gross Profit Margin -- Gross profit increased 237.1% to $9.4 million in the second quarter of 2010, from $2.8 million in the second quarter of 2009, as gross profit margin improved by 540 basis points, driven by better pricing for CWSF in Shenyang. As a result of the new production line added in 2009, depreciation of plant and machinery for the second quarter of 2010 was $0.53 million, as compared to $0.35 million in the second quarter of 2009.

Operating Expenses -- Operating expenses for the second quarter of 2010 were approximately $1.8 million, up 305.4% from $0.4 million for the second quarter of 2009. Selling expenses totaled $1.1 million for the second quarter of 2010, as compared to $2,261 for the second quarter of 2009. The increase was mainly due to transportation cost, which totaled $1.1 million, due to the growth of the Company's business in 2010. General and administrative expenses totaled $0.6 million for the second quarter of 2010, as compared to $0.4 million for the second quarter of 2009, an increase of 44.8% due primarily to the expansion of the Company's operations and the increased expenses related to being a public company.

Income from Operations -- Income from operations in the second quarter of 2010 increased 224.5% to $7.6 million, from $2.3 million in the same period in 2009, with operating margins of 31.5% compared to 28.2% in the respective periods.

Net Income -- For the second quarter of 2010, the Company reported GAAP net income of $8.9 million compared to net income of $0.5 million for the second quarter of 2009, with a corresponding net income per share of $0.47 compared to net income per share of $0.05 based on 19.2 million and 9.9 million diluted shares, respectively. Excluding non-cash items, adjusted net income for the second quarter of 2010 and 2009 was $6.1 million and $1.45 million, respectively, with corresponding adjusted net income per share of $0.32 and $0.15 based on 19.2 million and 9.9 million diluted shares, respectively. (See "Reconciliation of GAAP Net Income to Adjusted Net Income" table below.)

2010 Six Months Financial Results

For the first six months of 2010 sales increased 202.4% to $48.7 million from $16.1 million in the same period of the prior year.  Cost of sales increased 168.1% to $29.2 million yielding gross profit of $19.5 million, an increase of 274.0% from $5.2 million reported in the prior year period. Gross margins were 40.0% compared to 32.4% during the first six months of 2010 and 2009, respectively. Selling, general, and administrative expenses increased 243.7% to $3.3 million during the first six months of 2010 from $1.0 million during the prior year period. Income from operations increased 281.0% to $16.1 million from $4.2 million with operating margins of 33.1% compared to 26.2% in the prior year period. GAAP net income for the first six months of 2010 was $29.4 million, an increase of 1295.2% from $2.1 million with corresponding diluted earnings per share of $1.71 compared to $0.21 based on 17.2 million and 9.8 million shares, respectively. Adjusting for non-cash charges during each respective period, net income was $11.0 million and $3.3 million, yielding $0.64 and $0.34 in diluted earnings per share.

Liquidity and Capital Resources

Cash and cash equivalents were $25.6 million at June 30, 2010 compared to $18.3 million at December 31, 2009. For the first six months of 2010, the Company generated $10.2 million in net cash flow from operations, compared to $5.8 million in the first six months of 2009. The Company had working capital of $16.1 million at June 30, 2010 and a current ratio of 1.6-to-1. Inventories were $0.8 million and the accounts receivable balance was $9.9 million at June 30, 2010, compared to approximately $3.7 million and $0.9 million at December 31, 2009, respectively. The annualized days sales outstanding for the second quarter of 2010 were 37 days.

Financial Outlook for 2010

For the year ending December 31, 2010, management reaffirmed guidance and expects revenues of at least $105 million and adjusted net income of at least $25 million, representing an increase of approximately 128.3% and 127.3% compared to 2009 revenues and adjusted net income, respectively. This guidance assumes total sales volume of 850,000 metric tons of CWSF in 2010. The Company expects to end 2010 with 1,150,000 metric tons of total CWSF production capacity.

Business Outlook for 2010

Having commenced operations in 2006, Sino Clean Energy has established a first mover advantage as one of the first commercial CWSF producers in China. As of September 30, 2009, Sino Clean Energy is the third largest CWSF producer in China as measured by sales volume with current production capacity of 850,000 metric tons.

“We plan to increase our CWSF production capacity through the construction of new facilities and the acquisition of existing CWSF production facilities in new geographic regions,” stated Baowen Ren, Chairman of Sino Clean Energy. “Our geographic expansion plans will initially focus on Guangdong Province, and Nanning, Guangxi Province. In addition, we plan to expand the production capacity at our current locations in Shenyang, Liaoning Province and Tongchuan, Shaanxi Province and. We expect that such growth initiatives will increase our aggregate annual CWSF production capacity to 1,850,000 metric tons by the first half of 2011, which will drive revenues and earnings growth into the coming year.”

Haizhong Boiler Agreement

Sino Clean Energy is the exclusive sales agent for Qingdao Haizhong Enterprise Co., Ltd. (“Haizhong Boiler”), which is an unrelated third-party manufacturer of CWSF boilers in China. Haizhong Boiler started producing boilers in 1999, and is one of the largest boiler manufacturers in China, with an estimated 80% market share in the Chinese CWSF boiler market. Following the success of the sales agency agreement in Shaanxi Province the Company entered into a nationwide strategic partnership agreement with Haizhong Boiler in July 2009. Haizhong Boiler focuses on selling CWSF boilers and also operates heat supply plants in select markets, for which Sino Clean Energy is the exclusive supplier of the requisite CWSF. To date, the Company has sold 51 boilers for Haizhong Boiler, all of which were sold to users that ultimately purchased CWSF from Sino Clean Energy.

Tongchuan Government

In May 2009, Sino Clean Energy entered into an agreement with Tongchuan City Investment and Development Co., Ltd. ("TCID") to develop and provide CWSF to a new heat supply company for the purpose of providing heating for the new district in Tongchuan. TCID expects that 15 new heat supply plants will need to be built to supply an area of approximately 16.4 million square meters. The first three plants are expected to be built and operational by the end of 2010, with the remaining plants expected to be completed over the following five to seven years. The newly formed heat supply company will require an investment of $12.5 million by TCID, for which it will receive an 85% stake in the new company, and $2.25 million by Suo'ang New Energy, a subsidiary of Sino Clean Energy Inc., for which it will receive a 15% stake in the new company.

Haizhong Heat Agreement

In October 2009, Sino Clean Energy entered into an exclusive CWSF supplier agreement with Shenyang Haizhong Heat Resource Co., Ltd. (“Haizhong Heat”), a municipal heat supplier in Shenyang. Haizhong Heat signed an exclusive agreement with the Shenyang municipal government to provide heat to local businesses, residential buildings and hospitals within an area of approximately 12 million square meters. The current area serviced by Haizhong Heat is approximately 4 million square meters, which requires approximately 300,000 metric tons of CWSF on an annual basis. Haizhong Heat has stated its intention that the service area will be increased to 10 million square meters, requiring approximately 850,000 metric tons of CWSF annually by the end of 2012. To date, Sino Clean Energy has sold approximately 164,000 metrics tons of CWSF to Haizhong Heat.

Nanning Production Facility

In November 2009, Sino Clean Energy entered into a memorandum of understanding with the local government of Nanning, Guangxi Province, which includes plans to establish a 500,000 metric ton per annum CWSF production facility in the city of Nanning. The Nanning government is aggressively promoting the usage of CWSF as an alternative fuel, and has publicly indicated its intention to establish local CWSF production capacity of 3 million metric tons. Presently, there are only two local CWSF producers in Nanning, each with a capacity of approximately 100,000 metric tons.

Sino Clean Energy also entered into an agreement with Guangxi New Heat Energy Company ("GNHEC") and is now the exclusive CWSF provider in the Jin Kai Industrial Park of Nanning Economic and Technological Development Area. Sino Clean Energy and GNHEC are in discussions with over 20 potential customers and have already signed letters of intent with eight customers totaling 300,000 metric tons of CWSF demand on an annual basis, and continue negotiations with prospective customers.

About Sino Clean Energy

Sino Clean Energy is a U.S. publicly traded company and a China-based producer and distributor of coal-water slurry fuel ("CWSF"). With locations in Shaanxi Province and Liaoning Province, Sino Clean Energy is one of the leading CWSF producers in China. For more information about Sino Clean Energy, please visit http://www.sinocei.net/.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. The Company believes that these non-GAAP financial measures are useful to investors because they exclude non-cash charges that our management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes these non-GAAP measures reflect the essential operating activities of Sino Clean Energy.  Accordingly, management excludes the change in derivative liabilities, gains(losses) on extinguishment of derivative liabilities, expenses related to escrow shares and amortization of note discount when making operational decisions. The Company believes that providing the non-GAAP measures that management uses to its investors is useful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand the Company's financial performance in comparison to historical periods. In addition, it allows investors to evaluate the Company's performance using the same methodology and information as that used by our management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, our management compensates for these limitations by providing the relevant disclosure of the items excluded.

The following table provides the non-GAAP financial measure and the related GAAP measure and provides a reconciliation of the non-GAAP measure to the equivalent GAAP measure.

Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Unaudited)

	Three Months ended June 30		Six Months ended June 30
	2010	2009	2010	2009
Adjusted Net Income
Net income	$8,940,759	541,829	29,401,380	2,107,305
Expense related to escrow shares	-	120,166	-	240,333
Gain on extinguishment of derivative liability	-	(989,260)	(28,404,181)	(989,260)
Change in fair value of derivative liabilities	(2,862,263)	1,779,968	1,377,666	1,200,990
Amortization of CD discount			8,601,975	753,025
	6,078,496	1,452,703	10,976,840	3,312,393

Weight average number of shares
-Basic	16,557,000	9,532,061	14,714,742	9,376,630
-Diluted	19,216,041	9,910,926	17,161,540	9,806,755

Adjusted earnings per common share
-Basic	$0.37	0.15	0.75	0.35
-Diluted	$0.32	0.15	0.64	0.34

Safe Harbor Statement

This press release contains certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to uncertainties in product demand, the impact of competitive products and pricing, our ability to obtain regulatory approvals, changing economic conditions around the world and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

Company:

Ming Lee
Assistant to the Chairman
Tel:   +86-29-8406-7376 (China)
Email: marin_lm@163.com

Investor Relations:

HC International, Inc.
Ted Haberfield, Executive VP
Tel:   +1-760-755-2716
Email: thaberfield@hcinternational.net
Web:   http://www.hcinternational.net

-- Financial Tables to Follow –

Sino Clean Energy Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts expressed in U.S. Dollars)

	June 30,	December 31,
ASSETS	2010	2009
Current assets	(Unaudited)
Cash and cash equivalent	$25,575,339	$18,302,558
Accounts receivable, net	9,870,866	3,655,473
Inventories	744,717	892,609
Prepaid inventories	4,780,173	5,453,095
Prepaid expenses	8,716	259,627
Other receivables	29,389	65,584
Tax recoverable	-	138,495
Due to formerly related co., - Hangson	-	-
Prepaid land use right - current portion	38,952	38,739

Total current assets	41,048,152	28,806,180

Property, plant and equipment, net	15,416,876	12,557,691
Land use right - non current portion	1,768,811	1,778,562
Goodwill	762,018	762,018
Intercompany accounts	-	-
Prepayments and deposits	1,478,701	729,328

Total assets	$60,474,558	$44,633,779

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	2,267,772	2,672,211
Taxes payable	2,688,277	1,577,249
Amount due to directors	73,466	73,466
Other payables	1,814,045	-
Temporary payables	5,000
Due to formerly related co., - Suo'ang BST	-	-
Derivative liabilities	18,130,524	16,752,858

Total current liabilities	24,979,084	21,075,784

Convertible notes, net of discount	$-	$1,615,025
Derivative liabilities	-	28,404,181

Total liabilities	24,979,084	51,094,990

Commitments and Contingencies

Shareholders' Equity (Deficiency)
Preferred stock, $0.001 par value, 50,000,000 shares authorized, none issued and outstanding
Common stock, $0.001 par value, 300,000,000 shares authorized,
16,557,000 and 10,849,863 issued and outstanding as of June 30, 2010
and December 31, 2009 respectively	16,557	10,850
Additional paid-in capital	37,700,930	25,432,804
Accumulated deficit	(6,401,607)	(35,802,987)
Statutory reserves	1,758,553	1,758,553
Accumulated other comprehensive income	2,421,041	2,139,569

Total Shareholders' equity (deficiency)	35,495,474	(6,461,211)

Total liabilities and shareholders' equity	$60,474,558	$44,633,779

Sino Clean Energy Inc. and Subsidiaries
Consolidated Statements of Income and Other Comprehensive Income
(Amounts expressed in U.S. Dollars)
(Unaudited)

	Three Months ended June 30		Six Months ended June 30
	2010	2009	2010	2009

Revenue	$24,149,761	$8,314,500	$48,658,765	$16,092,777

Cost of goods sold	(14,779,016)	(5,534,929)	(29,179,193)	(10,883,036)

Gross profit	9,370,745	2,779,571	19,479,572	5,209,741

Selling expenses	1,136,019	2,261	2,047,098	5,820
General and administrative expenses	626,053	432,412	1,345,235	981,311

Income from operations	7,608,673	2,344,898	16,087,239	4,222,610

Other income (expenses)
Interest expense and finaance costs	(13,591)	(596,098)	(10,458,154)	(1,081,845)
Expense related to escrow shares	-	(120,166)	-	(240,333)
Exchange gain	(775)	-	(775)	-
Commission inocme	-	-	-	-
Rental income, net	-	-	-	-
Interest income	19,353	7,285	32,224	11,271
Stock-based compensation	-	-	-	-
Gain on extinguishment of derivative liability	-	989,260	28,404,181	989,260
Change in fair value of derivative liabilities	2,862,263	(1,779,968)	(1,377,666)	(1,200,990)
Cost of private placement	-	-	-	-
Sundry income (expenses)	5,463	-	5,463	-
Loss on disposal of subsidiaries	-	-	-	-
Government grant	-	-	-	-
Total other income (expenses)	2,872,713	(1,499,687)	16,605,273	(1,522,637)

Income before provision for income taxes	10,481,386	845,211	32,692,512	2,699,973

Provision for income taxes	1,540,627	303,382	3,291,132	592,668

Net income before non-controlling interest	8,940,759	541,829	29,401,380	2,107,305

Less: Non-controlling interest	-	-	-	-

Net income	8,940,759	541,829	29,401,380	2,107,305

Other comprehensive (loss) income
Foreign currency translation adjustment	269,266	12,010	281,472	8,694

Comprehensive (loss) income	$9,210,025	$553,839	$29,682,852	$2,115,999

Weight average number of shares
-Basic	16,557,000	9,532,061	14,714,742	9,376,630
-Diluted	19,216,041	9,910,926	17,161,540	9,806,755

(Loss) Income per common share

-Basic	$0.54	$0.06	$2.00	$0.22
-Diluted	$0.47	$0.05	$1.71	$0.21

Sino Clean Energy Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
	2010	2009
Cash flow from operating activities :
Net income	$29,401,380	$2,107,305
Adjustments to reconcile net income to cash provided by operating activities :
Depreciation and amortization	1,008,832	713,062
Amortization of deferred debt issuance costs	-	217,102
Amortization of discount on convertible notes	8,601,975	753,025
Interest expenses	1,864,701	-
Expense related to escrow shares	-	240,333
Fair value of common stock issued for services	-	454,935
Gain on extinguishment of derivative liability	(28,404,181)	(989,260)
Change in fair value of derivative liabilities	1,377,666	1,200,990
Inter-co current account	-	-
Change in operating assets and liabilities :	-	-
Accounts receivable	(6,215,393)	(1,213,446)
Deffered expenses	-	-
Other receivables	36,195	(6,444)
Prepaid expenses	250,911	60,994
Refundable advance	-	731,861
Fair value of vested options	18,152	-
Inventories	147,892	(167,440)
Prepaid inventories	672,922	819,974
Tax recoverables	138,495	-
Accounts payable and accrued expenses	236,559	429,654
Government grant receivable	-	146,314
Other payable	-	-
Taxes payables	1,111,028	255,041

Net cash provided from operating activities	10,247,134	5,754,000

Cash flows from investing activities :
Deposits and prepayment	(97,320)	47,880
Purchase of property, plant and equipment	(2,606,556)	-
Net cash used in investing activities	(2,703,876)	47,880

Cash flows from financing activities :
Deposits and prepayment	(652,053)	-
Payment of advances from director	-	(395,066)
Cash received from exercise of warrants and options	173,980	-
Net cash provided from (used in) financing activities	(478,073)	(395,066)

Effect of foreign currency translation	207,596	29,997

Net increase in cash and cash equivalents	7,272,781	5,436,811

Cash and cash equivalents, beginning of period	18,302,558	3,914,306

Cash and cash equivalents, end of period	$25,575,339	$9,351,117